EXHIBIT - FILING FEES

Calculation of Filing Fee Table

SC TO-I
(Form Type)

Federated Hermes Premier Municipal Income Fund
(Name of Issuer)

Federated Hermes Premier Municipal Income Fund
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	—	—	—
Fees Previously Paid	$46,654,665.20(1)	0.00014760	$6,886.23	(2)
Total Transaction Valuation	$46,654,665.20(1)
Total Fees Due for Filing			$6,886.23	(2)
Total Fees Previously Paid			$6,886.23
Total Fee Offsets			$0.00
Net Fee Due			$0.00

(1)
The transaction value is calculated as the estimated aggregate maximum purchase price for common shares, par value $0.01 per share (the “Common Shares”), of Federated Hermes Premier Municipal Income Fund (the “Fund”).  The transaction value is calculated by multiplying 3,679,390 shares in the offer (32% of the Fund’s total number of Common Shares outstanding, 11,498,091, as of September 5, 2024, rounded to the nearest whole share) by $12.68 (99% of the net asset value per share of $12.81 as of the close of regular trading on the New York Stock Exchange on September 5, 2024, rounded to the nearest cent).

(2)
Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, rounded to the nearest cent.